Exhibit 19

Cohu, Inc.

INSIDER TRADING POLICY

(Version March 12, 2024)

I.	Prohibitions Applicable While in Possession of Material Nonpublic Information

The purchase or sale of securities by any person who possesses material nonpublic information may violate federal and state securities laws. Furthermore, it is important that any appearance of trading on the basis of material nonpublic information also be avoided. Therefore, it is the policy of Cohu, Inc. (the “Company”) that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or tip the information to anyone else until that information has been disseminated to the public.

Specifically, no director, officer or employee of the Company or other person subject to this Policy who is aware of material nonpublic information relating to the Company may directly or through family members or other persons or entities:

●	Buy, sell or otherwise transact in securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”),

●	pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”), or

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make recommendations or express opinions as to trading in the Company’s securities, except such person may advise others not to trade in the Company’s securities if such trading might violate the law or this Policy.

In addition, it is the policy of the Company that no person subject to this Policy who, in the course of working for the Company, learns of material nonpublic information of another company, such as a customer or supplier, may trade in that company’s securities (or tip or make recommendations to others) until that information becomes public or is no longer material.

II.	Persons Subject to this Policy

This Policy applies to all directors, officers and employees of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control. For the purposes of this Policy, persons subject to this Policy are included within the term “employee.” This Policy also applies to any other persons, including consultants, whom the Company’s Insider Trading Compliance Officer (the “Compliance Officer”) may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. Persons subject to this Policy are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control.

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III.	Executive Officers, Directors and Certain Designated Employees Are Subject to Additional Restrictions

Because Section 16 Insiders (i.e., the Company’s executive officers and members of the Company’s Board of Directors (“Section 16 Insiders”)), who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and Insider Employees (i.e., those employees that the Company has designated as employees who have frequent access to material nonpublic information concerning the Company) are more likely than other employees to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.”

IV.	Applicability of This Policy to Transactions in Company Securities

A.    General Rule. This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.

B.    Employee Benefit Plans

Stock Option Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options for cash, but do apply to all sales of securities acquired through the exercise of stock options. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options.

Employee Stock Purchase and Benefit Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in the possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.

C.    Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans. However, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

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V.	Definition of “Material Nonpublic Information”

A.    “Material.” Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

●	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.

●	Company projections and strategic plans.

●	Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.

●	New major contracts, orders, suppliers, customers or finance sources or the loss thereof.

●	Major discoveries or significant changes or developments in products or product lines, research or technologies.

●	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.

●	Significant pricing changes.

●	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

●	Significant changes in senior management or membership of the Board of Directors.

●	Significant labor disputes or negotiations.

●	Actual or threatened major litigation, or the resolution of such litigation.

●	Receipt or denial of regulatory approval for products.

B.    “Nonpublic.” Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purpose of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C.    Consult the Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.

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VI.	Employees May Not Participate in Chat Rooms

Employees are prohibited from participating in chat room discussions or other social media or Internet forums regarding Company confidential information and from making disparaging statements relating to the Company’s operations or regarding its customers, suppliers, vendors or stockholders.

VII.	Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information

The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer.

VIII.	Certain Types of Transactions Are Prohibited

A.    Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.

B.    Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the employee is trading based on inside information. Transactions in options also may focus the employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy.

C.    Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.

D.    Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

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E.    Short-Swing Trading, Control Stock and Section 16 Reports. Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144.

IX.	The Company May Suspend All Trading Activities by Employees

In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Company’s employees may not trade the Company’s securities. The Compliance Officer will impose such a blackout period if, in his or her judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.

X.	Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences

A.    Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million or three times the gain from the offense or loss avoided. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.    Company Discipline. Violation of this Policy or federal or state insider trading laws may subject persons subject to the Policy to disciplinary action by the Company, including termination for cause (or, in the case of directors, removal proceedings).

C.    Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

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XI.	Insider Trading Compliance Officer

A.    The Company’s Chief Financial Officer shall act as the Company’s Insider Trading Compliance Officer; provided, however, that if the Chief Financial Officer is a party to a proposed trade, transaction or inquiry relating to this Policy, the Company’s Chief Executive Officer and General Counsel shall jointly act as the Compliance Officer with respect to such proposed trade, transaction or inquiry. The Compliance Officer may delegate his or her authority to act as the Compliance Officer as he or she deems necessary or appropriate in his or her sole discretion. The duties and powers of the Compliance Officer and his or her delegees may include the following:

●	Administering, monitoring and enforcing compliance with this Policy.

●	Responding to all inquiries relating to this Policy.

●	Designating and announcing special trading blackout periods during which specified persons may trade in Company securities.

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Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines to have access to material nonpublic information concerning the Company.

●	Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.

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Maintaining as Company records originals or copies of all documents required by the provisions of this Policy, and copies of all required SEC reports relating to insider trading, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

●	Recommending revisions to this Policy for consideration by the Nominating and Governance Committee of the Board of Directors (the “Board”).

●	Maintaining the accuracy of the list of roles/titles of Insiders and updating such list periodically as necessary to reflect additions or deletions.

●	Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.

XII.	Every Individual Is Responsible

Every employee has the individual responsibility to comply with this Policy against illegal insider trading. An employee may, from time to time, must forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting.

XIII.	Application Following Termination of Employment

If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

XIV.	The Compliance Officer Is Available to Answer Questions about this Policy

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer, who can be reached by email at insidertrading@cohu.com.

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XV.	This Policy Is Subject to Revision

The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.

XVI.	All Employees Must Acknowledge Their Agreement to Comply with This Policy

The Policy will be delivered to all employees upon its adoption by the Company, and to all new other employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each employee must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

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APPENDIX I

Additional Restrictions on Transactions in Company Securities by

Section 16 Insiders and Insider Employees

I.	Overview

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these additional restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should make each of these persons or entities aware of the requirements of this Policy.

II.	Trading Window

In addition to the restrictions that are applicable to all employees, any trade by an Insider that is subject to the Insider Trading Policy will be permitted only during an open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter (which generally occurs approximately 5 weeks following the close of each of the first three quarters or approximately 7 weeks following the close of the fourth quarter) and closes at the close of trading on the last day of the month preceding the last month of a fiscal quarter. In addition to the times when the trading window is scheduled to be closed, the Company may impose a “special blackout period” at its discretion due to the existence of material nonpublic information, such as a pending acquisition. Following termination of employment or other service, Insiders will be subject to the trading window, as well as any special blackout period in effect at the time of termination, for one full fiscal quarter thereafter. Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information.

III.	Hardship Exemptions

The Compliance Officer may, on a case-by-case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. The request may be made as part of a pre-clearance request, so long as it is in writing. The Insider requesting the hardship exemption must also certify to the Compliance Officer that he or she is not in possession of material nonpublic information concerning the Company.

The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.

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IV.	Individual Account Plan Blackout Periods

Certain trading restrictions apply during a pension-related blackout period applicable to any Company individual account plan in which participants may hold Company stock. For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director's or executive officer's service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify directors and executive officers in the event of any blackout period.

V.	Pre-Clearance of Trades

As part of the Company’s Insider Trading Policy, all transactions involving equity securities of the Company by Section 16 Insiders, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan, must be pre-cleared by the Compliance Officer.

Requests for pre-clearance must be submitted to the Compliance Officer in writing or email at least two business days in advance of each proposed transaction. If the Insider leaves a voicemail message or submits the request by email and does not receive a response from the Compliance Officer within 24 hours, the Insider will be responsible for following up to ensure that the message was received. Each Insider’s request for pre-clearance should include the following information:

●	The nature of the proposed transaction.

●	The date of the expected transaction.

●	The number of shares involved.

●	If the transaction involves a stock option exercise, the specific option to be exercised.

●	Contact information for the broker who will execute the transaction.

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A confirmation that the Insider has carefully considered whether he or she may be aware of any material nonpublic information relating to the Company (describing any borderline matters or items of potential concern) and has concluded that he or she does not.

●	Confirmation that, to the Insider’s knowledge, the transaction complies with all SEC rules and regulations applicable to securities transactions by the Insider.

●	Any other information that is material to the Compliance Officer’s consideration of the proposed transaction.

Once the proposed transaction is pre-cleared, the Section 16 Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the time of the transaction. Even if a transaction has been pre-cleared, the transaction may not proceed if you become aware of material non-public information prior to the time of the transaction.

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Any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Executive Officer or, in the event of his or her unavailability, the Company’s General Counsel.

VI.	Pre-Clearance of Rule 10b5-1 Trading Plans

In addition, pre-clearance is required for the establishment of a Rule 10b5-1 trading plan (“10b5-1 Trading Plan”) pursuant to the procedures set forth in Section IX, below. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared 10b5-1 Trading Plan.

VII.	Designated Brokers

Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Insider on Form 4 (such as a member of the Insider’s immediate family who lives in the Insider’s household), must be executed by a broker designated by the Company.

VIII.	Reporting of Transactions

To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 Insiders are required to on the same day as the trade date, or, with respect to transactions effected pursuant to a 10b5-1 Trading Plan, on the day the Insider is advised of the terms of the transaction, (a) report the details of each transaction to the Compliance Officer and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the following transaction details:

●	Transaction date (trade date).

●	Number of shares involved.

●	Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).

●	For stock option exercises, the specific option exercised.

●	Confirmation that the trade was made the Company’s designated broker.

●	Specific representation that the Insider is not in possession of material non-public information.

●	For a Section 16 Insider, a specific representation whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

The transaction details must be reported to the Compliance Officer, with copies to Company personnel (if any) who assist Section 16 Insiders in preparing his or her Form 4.

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IX.	Special Guidelines for 10b5-1 Trading Plans

Notwithstanding the foregoing, an Insider will not be deemed to have violated this Policy for transactions pursuant to a 10b5-1 Trading Plan that has been pre-cleared by the Compliance Officer. The Compliance Officer may withhold or condition pre-clearance of any proposed 10b5-1 Plan (each, a “Proposed Plan”) for any reason, in his or her sole discretion.

A.    The Compliance Officer will not pre-clear a Proposed Plan if he or she concludes that the Proposed Plan:

●	Fails to comply with the requirements of Rule 10b5-1, as amended from time to time;

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Would permit a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) of the Proposed Plan or (ii) two business days after disclosure of the issuer’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Proposed Plan was adopted (subject to a maximum of 120 days after adoption of the Proposed Plan);

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Is established during a “closed” window period or a special “blackout” period, or the Insider is unable to represent to the satisfaction of the Compliance Officer that the Insider is not in possession of material nonpublic information regarding the Company;

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Lacks appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by the Insider;

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Does not provide the Company the right to suspend all transactions under the Proposed Plan if the Compliance Officer, in his or her sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any “lock-up” agreement the Company agrees to in connection with a financing or other similar events;

●	Exposes the Company to liability under any other applicable state or federal rule, regulation or law; or

●	Fails to meet other guidelines established by the Company.

B.    Each Proposed Plan must be approved prior to the effective time of any transactions under such Proposed Plan by the Company’s Rule 10b5-1 Trading Plan Review Committee, which shall be composed of persons selected by and serving at the discretion of the Company’s Chief Executive Officer (the “10b5-1 Committee”).

C.    Any modifications to or deviations from a 10b5-1 Trading Plan are deemed to be the Insider entering into a new 10b5-1 Trading Plan and, accordingly, require pre-clearance of such modification or deviation pursuant to the procedures set forth herein. A 10b5-1 Trading Plan may be amended by an Insider only during a period when such Insider can sell Cohu stock pursuant to Cohu’s Insider Trading Policy and Insider is not aware of any material, nonpublic information concerning Cohu or its securities.

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D.    Any termination of a 10b5-1 Trading Plan must be immediately reported to the Compliance Officer. If an Insider has pre-cleared a new 10b5-1 Trading Plan (the “Second Plan”) intended to succeed an earlier pre-cleared 10b5-1 Trading Plan (the “First Plan”), the Insider may not affirmatively terminate the First Plan without pre-clearance pursuant to the procedures set forth herein, because such termination is deemed to be entering into the Second Plan.

E.    Each 10b5-1 Trading Plan must be established at a time when the trading window is open and provide that no trades under the 10b5-1 Trading Plan may occur until the later of (i) 90 days after adoption (including deemed adoption) of the 10b5-1 Trading Plan or (ii) two business days after disclosure of the issuer’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10B5-1 Trading Plan was adopted (subject to a maximum of 120 days after adoption of the 10B5-1 Trading Plan) (the “waiting period"). Once the waiting period is met the 10b5-1 Trading Plan may provide for trading to occur during Cohu’s designated “blackout periods.”

F.    Each 10b5-1 Trading Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the 10b5-1 Trading Plan by the Insider.

G.    Each 10b5-1 Trading Plan must provide for the suspension of all transactions under such 10b5-1 Trading Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

H.    None of the Company, the 10b5-1 Committee nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s 10b5-1 Trading Plan, to have represented that any 10b5-1 Trading Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such 10b5-1 Trading Plan fails to comply with the Rule.

I.    Upon entering into or amending a 10b5-1 Trading Plan, the director or officer must promptly provide a copy of the 10b5-1 Trading Plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of a 10b5-1 Trading Plan (including the date of adoption or termination of the 10b5-1 Trading Plan, duration of the 10b5-1 Trading Plan, and aggregate number of securities to be sold or purchased under the 10b5-1 Trading Plan.

J.    10b5-1 Trading Plan are generally expected to have a term of no less than six (6) months nor longer than two (2) years. Multiple 10b5-1 Trading Plans with overlapping terms are not permitted.

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To:	Cohu, Inc. Designated Insiders

From:	Insider Trading Compliance Officer

Re:	Insider Trading Policy

Enclosed is a copy of the Insider Trading Policy, as adopted by Cohu, Inc. (the “Company”). PLEASE READ IT VERY CAREFULLY. As it indicates, the consequences of improper insider trading can be drastic to both you and the Company. The securities laws and rules governing Insider Trading are extremely complex. If you have any questions concerning this policy or Insider Trading please contact insidertrading@cohu.com.

To ensure that you have read the policy and agree to be bound by it, please sign and return the attached copy of this letter to the Company’s Insider Trading Compliance Officer, as soon as possible.

CERTIFICATION

The undersigned certifies that the undersigned has read, understands and agrees to comply with the Insider Trading Policy of Cohu, Inc. (the “Company”). The undersigned agrees that he/she will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its policy.

Employee or Insider:

Signature

Printed Name

Date

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